RESTATED
CERTIFICATE OF INCORPORATION

of

FEDDERS CORPORATION

The name of the corporation (hereunder referred to as the "Corporation") is FEDDERS CORPORATION. The certificate of incorporation was filed in the office of the Secretary of the State of Delaware on the 4th day of April, 1984.

The certificate of incorporation is hereby restated and integrated to read as follows: